Exhibit 10.13

Exhibit 10.13

FIRST AMENDMENT

TO NYSE/AMEX/SIAC FACILITIES

MANAGEMENT AGREEMENT

AGREEMENT made this 18th day of November, 1977 by and among New York Stock Exchange, Inc. (NYSE), American Stock Exchange Inc. (AMEX) and Securities Industry Automation Corporation (SIAC).

WHEREAS, the parties hereto entered into an agreement dated February 23, 1977 (the February 1977 Agreement) pursuant to which SIAC provides facilities management services to NYSE and AMEX; and

WHEREAS, pursuant to the February 1977 Agreement SIAC is currently furnishing AMEX with an Option Post Trade Service and with an Options Surveillance Service; and

WHEREAS, NYSE intends to commence the trading of options on its trading floor and in connection therewith wishes to avail itself of the AMEX Option Post Trade Service and the Options Surveillance Service and AMEX is willing to permit SIAC to furnish such Services to NYSE, but only in accordance with the terms and provisions of this Agreement; and

WHEREAS, the parties wish to amend the February 1977 Agreement so as to reflect the agreement of NYSE and AMEX in this regard.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter included, the parties hereto hereby agree as follows:

§ 1. AMEX agrees to cause SIAC to enhance the AMEX Option Post Trade Service so as to provide NYSE with essentially the same comparison services relating to options traded on the NYSE as are, as of the date of this Agreement, provided AMEX with respect to the options traded on AMEX. The specifications of the services to be provided NYSE are described in Exhibit A attached hereto. The AMEX Options Post Trade Service as so enhanced is hereinafter referred to as the “Enhanced Comparison Service” or “ECS”.

AMEX also agrees to cause SIAC, during the term of the License Period as hereinafter defined, and without charge to NYSE, to correct any latent defects in ECS and to make such modifications or adjustments in ECS as may be necessary to keep ECS in good operating order substantially in accordance with the specifications included in Exhibit A attached hereto and the terms of this Agreement, and to correct all errors attributable to SIAC or to the equipment through which the ECS is provided to NYSE. All such corrections, modifications or adjustments shall be made promptly after the need therefor is discovered by, or made known to, AMEX.

§ 2. The EDP Property (as that term is defined in the February 1977 Agreement) which is currently used by SIAC to provide AMEX with the AMEX Option Post Trade Service falls within the term “AMEX EDP Property” as so defined. For all purposes of the February 1977 Agreement, all of the EDP Property acquired or developed by SIAC in the development of ECS shall be deemed to be acquired or developed at the request of and at the sole expense of AMEX and shall constitute proprietary matter and trade secret material of AMEX. The parties hereto agree that all of the EDP Property acquired or developed by SIAC in the development of ECS, and any modifications thereof or additions thereto, shall be included within the term “AMEX EDP Property” for all purposes of the February 1977 Agreement and neither SIAC nor NYSE shall have any right, title or interest in or to any of the EDP Property used by SIAC to provide the Enhanced Comparison Service, except as specifically provided herein.

Notwithstanding the fact that the EDP Property used by SIAC in providing ECS shall be and remain AMEX EDP Property and notwithstanding any provision to the contrary in the February 1977 Agreement, AMEX agrees that during the License Period as hereinafter defined, it shall make the AMEX EDP Property which is used by SIAC to provide ECS available to SIAC in order to permit SIAC to provide NYSE and AMEX with the ECS. AMEX also agrees that in order to provide NYSE with ECS as provided herein, SIAC may utilize any computer hardware system or computer hardware in its possession as it deems appropriate.

§ 3. AMEX, not NYSE, shall pay all SIAC charges arising under § 3 of the February 1977 Agreement for the furnishing of ECS to both NYSE and AMEX.

§ 4. The data or information furnished to SIAC by NYSE or any other person, in whatever form it shall be recorded, in connection with SIAC’s provision of ECS to NYSE during the License Period shall be included within the terms “NYSE Services Data” as defined in § 8 of the February 1977 Agreement.

§ 5. The AMEX agrees to undertake in good faith to cause SIAC to complete the development of the Enhanced Comparison Service in fully operable form so as to be capable of performing the comparison services required by the NYSE option trading program, such development work to be completed for simulated or actual options trading on NYSE not later than 45 days after notice delivered to AMEX by NYSE requesting the completion of such development; provided that any delay in the completion of such development which is directly attributable to NYSE shall serve to postpone such completion deadline by a period of time equal to such delay. If such notice from NYSE is not received by AMEX prior to June 1, 1978, AMEX reserves the right to renegotiate the amounts payable by NYSE pursuant to subparagraphs (b), (c), (d), (e)

and (f) of Section 7 of this Agreement and, in that event, unless such amounts are agreed upon by NYSE and AMEX, this Agreement (but not the February 1977 Agreement) shall terminate on July 1, 1978.

When AMEX believes that the ECS is in fully operable form it shall so notify NYSE in writing and the ECS shall be promptly tested in accordance with a test plan mutually agreed upon by AMEX and NYSE. NYSE shall notify AMEX in writing as soon as the tests called for in such test plan have been successfully completed in the opinion of NYSE and thereupon the License Period shall commence. (NYSE agrees that it will act reasonably and in good faith in determining whether or not such tests have been successfully completed.) The License Period shall continue for a period of one year, unless the February 1977 Agreement, as amended by this Agreement, is terminated prior to the end of such one year period.

Upon written request of NYSE, AMEX agrees to negotiate with NYSE concerning an extension of the License Period. Any proposed extension of the License Period shall be subject to approval thereof by the AMEX Board of Governors.

§ 6. Notwithstanding any other provision of the February 1977 Agreement or this Agreement, the parties hereto agree that SIAC’s development of the ECS and any modification thereof or chance therein during the License Period shall be under the sole direction and control of AMEX.

(a) Any change or modification in ECS desired by NYSE during the License Period shall be communicated to AMEX. If the AMEX determines that the change or modification in ECS requested by NYSE will not have any adverse effect upon the provision of ECS to AMEX, or to persons other than NYSE with whom AMEX has contracted to supply ECS, AMEX shall inform NYSE of the costs (including developmental and operational costs, if any) associated with the implementation of such modification or change and, if NYSE agrees to such costs or if NYSE and AMEX agree to share such costs on a mutually acceptable basis, AMEX shall instruct SIAC to proceed with the implementation of the modification or change. If AMEX determines that the change or modification in ECS requested by NYSE will have an adverse effect upon the provision of ECS to AMEX and/or to any person other than NYSE with whom AMEX has contracted to supply ECS, AMEX shall notify NYSE of the cost (including any operational and developmental costs, which developmental costs shall include the cost of avoiding or correcting such adverse effect on AMEX and/or others) associated with the implementation of such modification or change and, if NYSE agrees to such costs or if NYSE and AMEX agree to share such costs on a mutually acceptable basis, AMEX shall instruct SIAC to proceed with the implementation of the modification or change. At the time of implementation of such modification of or change in ECS NYSE agrees to pay to AMEX its share of the development costs associated with such modification or change. NYSE agrees to pay AMEX its share, of any increased operational costs resulting during the License Period from the modification of or change in ECS as such costs are incurred.

(b) Any modification of or change in ECS which is required prior to the end of the License Period to permit interface with other organizations, such as Options Clearing Corporation (OCC), or is requested by the Securities and Exchange Commission, shall be implemented by SIAC at the request of AMEX and the cost thereof (including developmental and operational costs, if any) shall be shared by NYSE and AMEX. The term “NYSE Share” as used in this Section 6(b) and 6(c) shall mean a fraction, the numerator of which shall be the total number of NYSE options trades compared through ECS during the period from the date of the implementation of the relevant modification of or change in ECS to the end of the License Period, and the denominator of which shall be the total number of options trades compared through ECS during such period. At the time of the implementation of any modification of or change in ECS of the nature referred to in this subsection (b), the NYSE Share shall be estimated and NYSE, at that time, shall pay AMEX an amount equal to the estimated NYSE Share of such development cost. At the conclusion of the License Period an adjustment in such payment, if necessary, shall be made between NYSE and AMEX to reflect the actual NYSE Share of such development cost.

NYSE shall also pay AMEX a portion of the operational cost associated with any modification of or change in ECS of the nature referred to in this subsection (b) equal to the NYSE Share, but such payment shall be made only as such operational costs are incurred by AMEX and shall continue only through the balance of the unexpired License Period. Such payments by NYSE prior to the end of the License Period shall be based on the estimated NYSE Share and an adjustment in the amounts so paid, if necessary, shall be made between NYSE and AMEX at the end of the License Period to reflect the actual NYSE Share.

(c) AMEX may, in its sole discretion, direct SIAC to implement any such modification of or change in ECS as it deems necessary or appropriate; provided, however, that no such chance shall adversely affect SIAC’s ability to continue to provide ECS to NYSE during the unexpired balance of the License Period. Whenever AMEX wishes to direct SIAC to implement any modification of or change in ECS during the License Period, it shall notify NYSE in writing of the nature of such modification or change and of the cost (including developmental and operational costs, if any) associated therewith. If NYSE does not wish to receive the benefits of such modification or change it shall be implemented at AMEX’s expense without reimbursement from NYSE. If NYSE does wish to receive the benefits of such modification or change, the cost thereof (including developmental and operational costs, if any) shall be shared by NYSE and AMEX as follows:

(i) At the time of the implementation of the modification of or change in ECS, the NYSE Share shall be estimated and NYSE, at that time, shall pay AMEX an amount equal to the estimated NYSE Share of such development cost. At the conclusion of the License Period an adjustment in such payment, if necessary, shall be made between NYSE and AMEX to reflect the actual NYSE Share of such development cost.

(ii) NYSE shall also pay AMEX a portion of the operational cost associated with the modification of or change in ECS equal to the NYSE Share, but such payment shall be made only as such operational costs are incurred by AMEX and shall continue only through the balance of the unexpired License Period. Such payments by NYSE prior to the end of the License Period shall be based on the estimated NYSE Share and an adjustment in the amounts so paid, if necessary, shall be made between NYSE and AMEX at the end of the License Period to reflect the actual NYSE Share.

§ 7. In return for AMEX’s agreement to cause SIAC to enhance the AMEX Option Post Trade Service so as to become the Enhanced Comparison Service and to permit SIAC to furnish ECS to NYSE during the License Period as provided herein, NYSE agrees:

(a) to pay AMEX the sum of $30,000 within 15 days following the execution of this Agreement by the parties hereto, which amount has been agreed upon by NYSE and AMEX as the amount payable by NYSE to reimburse AMEX for the development costs of enhancing the AMEX Option Post Trade Service so as to provide NYSE with ECS;

(b) as to each calendar month or portion thereof during the License Period, NYSE shall pay to AMEX a monthly service charge in return for the ECS provided NYSE by SIAC. Such service charge shall vary with the average number of option card images processed per day for NYSE in ECS during each calendar month, with a minimum charge of $15,000 per calendar month for average daily volumes up to and including 10,000 option card images. (The term “card image” as used in this subsection (b) shall have the meaning assigned to it by the American National Standards Institute, Inc. as of the date hereof.) The actual monthly service charge payable by NYSE during the license period shall be determined by application of the following formulae, in which MSC equals the monthly service charge in dollars and OCI equals the average daily option card images:

(i) for OCI of 10,000 or less, MSC = 15,000

(ii) for OCI greater than 10,000 and less than 15,000:

MSC = (2.30 x OCI) – 8,000

(iii) for OCI equal to or greater than 15,000:

MSC = (1.40 x OCI) + 5,500

Average daily option card images (OCI) shall be determined by dividing the total number of option card images processed in ECS for the NYSE during a given calendar month or portion thereof by the number of trading days on NYSE during that month or portion.

The service charge payable by NYSE as to any calendar month or portion thereof during the License Period as provided in this subsection (b) shall be paid by NYSE in full not later than 15 days following the receipt by NYSE of AMEX’s bill stating said charge. Once NYSE commences to receive ECS from SIAC during the License Period it shall be obligated to pay AMEX the full amount of the service charges payable by NYSE with respect to each calendar month or portion thereof during the License Period as provided in this subsection (b) and in no event shall NYSE pay AMEX less than $ 15,000 with respect to each of the 12 months following the commencement of the License Period whether or not it continues to trade options or to use ECS for the comparison of options traded thereon;

(c) to pay AMEX for AMEX personnel time (including normal office expenses) incurred on or after November 17, 1977 at the request of NYSE in connection with the orientation and training of NYSE staff members, such personnel time to be billed to NYSE at the rate of $200 per day;

(d) to reimburse AMEX for the cost incurred by it in reproducing and delivering training materials and manuals relating to ECS or the Options Surveillance Service as requested by NYSE or incurred by AMEX at the request of NYSE in connection with travel by AMEX personnel outside of New York City;

(e) to pay AMEX at the rate of $3,250 per month with respect to each month during the License Period and AMEX in return for such payment agrees to provide NYSE each such month with billing service, consisting of monthly billing of NYSE clearing firms for the NYSE options program and collection and transmission of receivables; and

(f) to reimburse AMEX for any other services which may be provided by AMEX at the request of NYSE to support or supplement ECS or the Options Surveillance Service, such reimbursement to be paid by NYSE at .115% of the AMEX cost therefor.

The amounts payable by NYSE pursuant to subsections (c), (d), (e) and (f) of this Section 7 shall be paid by NYSE in full not later than 15 days after receipt by it from AMEX of an itemized accounting showing such amount in reasonable detail.

§ 8. AMEX understands that it is the present intention of NYSE to request SIAC to develop or acquire for NYSE prior to the end of the License Period EDP Property for the purpose of enabling SIAC to furnish NYSE after the termination of such Period with comparison services relating to options traded on NYSE. In any such event, the last three paragraphs of § 7 of the February 1977 Agreement shall apply and NYSE and AMEX agree that all amounts paid to AMEX by NYSE pursuant to subsections (a), (b) and (c) of Section 6 hereof and the amount paid to AMEX by NYSE pursuant to subsection (a) of Section 7 hereof shall be taken into account and given proper consideration in any discussions between NYSE and AMEX that may be entered into pursuant to the last paragraph of Section 7 of the February 1977 Agreement as a result of such request by NYSE to SIAC.

§ 9. It is agreed that for the purposes of the second paragraph of Section 13 of the February 1977 Agreement, the indemnification described therein to be provided to SIAC and each of its shareholders, directors, officers and employees from and against any and all liability, loss or damages, including reasonable attorneys’ fees incurred as a result of any suits, claims or proceedings at law or in equity brought by any person and which arise out of or in connection with SIAC’s provision of ECS to NYSE during the License Period shall be provided by AMEX rather than by NYSE, and AMEX shall enjoy all rights provided NYSE in said paragraph.

It is agreed that insofar as SIAC furnishes ECS to NYSE pursuant hereto during the License Period, SIAC shall provide both AMEX and NYSE, and their respective governors, directors, officers and employees, with the indemnification described in the last paragraph of Section 13 of the February 1977 Agreement.

§ 10. AMEX acknowledges receipt of the sum of $75,000 paid to it by NYSE upon the execution of this Agreement and in return therefor AMEX hereby conveys to NYSE the same right, title and interest in and to the EDP Property used by SIAC to furnish AMEX with the Options Surveillance Service as AMEX possesses. The computer application programs which have been identified at the date hereof as relating to the Options Surveillance Service are listed by SIAC file identification number on Exhibit B attached hereto. AMEX represents and warrants to NYSE that the computer application programs shown on Exhibit B attached hereto are all of the programs necessary to produce, and are capable of producing, for NYSE the Options Surveillance Reports listed on said Exhibit B, at the time frequencies shown thereon. It is agreed that all of the EDP Property which at the date hereof is used by SIAC in furnishing the Options Surveillance Service to AMEX (including the computer application programs listed on Exhibit B attached hereto), shall, from and after the date hereof, for all purposes of the February 1977 Agreement be included within the term “NYSE/AMEX EDP Property” as defined therein. AMEX also agrees that in order to provide NYSE with the benefits of the Options Surveillance Service (including the various reports shown on Exhibit B attached hereto), SIAC may utilize any computer hardware system or computer hardware in its possession as it deems appropriate.

Nothing in this Agreement or the February 1977 Agreement shall be construed to prevent AMEX from

(i)	supplying, or causing SIAC to supply, the Options Surveillance Service to others;

(ii)	using, or causing SIAC to use, the EDP property which at the date hereof is used by SIAC in furnishing the Options Surveillance Service to AMEX, for the purpose of supplying Options Surveillance Service to others; and

(iii)	assigning, sublicensing or otherwise transferring to others, or causing SIAC to assign, sublicense or otherwise transfer to others, the EDP property which as of the date hereof is used by SIAC in furnishing the Options Surveillance Service to AMEX.

NYSE agrees that, prior to the fifth anniversary of the execution of this Agreement, it will not use the EDP Property which at the date hereof is used by SIAC to furnish AMEX with the Options Surveillance Service and will not cause or permit any other person to use such EDP Property, for any purpose other than NYSE’s own surveillance purposes. It is understood that the restrictions in this last paragraph of Section 10 shall survive the expiration or termination of this Agreement and/or the February 1977 Agreement.

§ 11. The next six month review by SIAC, as required by the eighth paragraph of Section 7 of the February 1977 Agreement, which is due after the execution of this Agreement shall, to the extent then feasible, modify each of the Schedules attached to the February 1977 Agreement so as to properly reflect this amendment thereto.

§ 12. The NYSE agrees that prior to the end of the License Period it will not solicit for employment any person employed by AMEX who is directly involved in the AMEX Option Post Trade Service, or in the development or enhancement of ECS or in the Option Surveillance Service.

§ 13. Notwithstanding anything in this Agreement to the contrary:

(a) AMEX shall not be liable for delays, inaccuracies, errors in, or omissions from any data processed and disseminated in connection with the provision of ECS to NYSE or for any damages arising therefrom or occasioned thereby unless the same shall have directly resulted from AMEX’s willful misconduct or gross negligence. In no event shall AMEX be liable under this Agreement for any incidental or consequential damages.

(b) AMEX shall not be liable to NYSE in respect of the nonperformance or delay or interruption in performance of any term or condition of this Agreement due to acts of God, the public enemy, laws, statutes, directives or orders of the United States Government, or any court or any other public agency or authority having jurisdiction, delay in performance or failure to perform by any supplier of any equipment or facility used in performance of the services to be rendered hereunder, fire, flood, epidemic, quarantine, strikes, storm, labor disputes, freight embargoes or any other causes of a similar nature.

(c) NYSE agrees to indemnify, hold harmless and defend AMEX and its officers, governors, directors, officials and employees, from and against any and all claims, suits, liabilities, losses, costs, damages or expenses (including reasonable attorney’s fees) incurred by or threatened against AMEX as a result of any NYSE options trade data reported to SIAC by NYSE member firms and disseminated by SIAC as so reported or processed as contemplated by this Agreement; provided, however, that NYSE shall be notified by AMEX promptly in writing thereof, and the NYSE shall have the right in its sole discretion and at its expense to participate in and, to the extent it so desires, to control the defense of any such claim, suit or other proceeding and any and all negotiations for the settlement or compromise thereof.

§ 14. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns. This Agreement may not be assigned by either party without prior written consent of the other party except to a successor corporation upon merger or consolidation of either party, or to a corporation or partnership or other entity acquiring substantially all of the property, assets and business of either party by sale, lease or other disposition, or to any corporation controlling, controlled by, or under common control with either party.

§ 15. As supplemented, modified and amended by this Agreement, the February 1977 Agreement is hereby ratified and confirmed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

NEW YORK STOCK EXCHANGE, INC.

By	/s/

AMERICAN STOCK EXCHANGE, INC.

By	/s/

SECURITIES INDUSTRY AUTOMATION CORPORATION

By	/s/
President

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